Exhibit 99.1

News Release

For Release January 18, 2012

11:00 A.M.

Contact:               Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces Fourth Quarter and Annual Earnings and Cash Dividend

Highlights

•                  $2,654,000 in 2011 net income available to common shareholders; or $0.81 per share

•                  $903,000 in fourth quarter net income available to common shareholders; or $.27 per share

•                  Continued payment of cash dividend

•                  Capital ratios of 9.40% (Tier 1 Leverage) and 17.25% (Total Capital)

•                  Loan portfolio quality better than peer with NPA ratio of 2.15%

•                  Organic pure deposit growth of 10.4% ($27 million) in 2011

•                  Revenue growth driven by residential mortgage banking and financial planning / investment advisory lines of business

Lexington, SC — January 18, 2012  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, reported for the year of 2011 net income available to common shareholders was $2.7 million compared to $1.2 million during 2010, an increase of 123.0%.  Diluted earnings per share for 2011 were $.81, an increase of 125.0% over 2010, which produced diluted earnings per share of $0.36.  Mike Crapps, President and CEO of First Community, commented, “I am especially pleased to report that this increase in earnings is driven by year over year revenue growth of 11.9% ($2.6 million), with significant contributions from our residential mortgage banking and our financial planning / investment advisory lines of business.”  He also commented that “Core earnings (net income available to shareholders excluding net securities gains and expense associated with early extinguishment of debt) in 2011 were $2.4 million or $0.73 per share, as compared to $652 thousand or $0.20 per share in 2010.  This reflects the core earnings strength of this organization and the momentum that we carry into 2012.”

Net income available to common shareholders for the fourth quarter of 2011 was $903 thousand, which is a 14.3% increase, as compared to $790 thousand in the preceding quarter and a 292.6% increase as compared to $230 thousand in the fourth quarter of 2010.  Diluted earnings per common share were $0.27 for the fourth quarter of 2011 as compared to $.24 for the third quarter of 2011, and $.07 in the fourth quarter of 2010.

Cash Dividend and Capital

The company announced that the Board of Directors has approved a cash dividend for the fourth quarter of 2011.  The company will pay a $.04 per share dividend to holders of the company’s common stock.  This dividend is payable February 15, 2012, to shareholders of record as of February 1, 2012.

During the fourth quarter of 2011, all of the company’s regulatory capital ratios continued to increase as compared to the prior year.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceed the well capitalized minimum levels currently required by regulatory statute and the previously communicated higher capital ratios expected by the Bank’s primary regulator, the Office of the Comptroller of the Currency.  These expectations are 8.00%, 10.00% and 12.00%, 4respectively.  At December 31, 2011, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 9.40%, 15.33% and 17.25%, respectively.  This compares to the same ratios as of December 31, 2010, of 8.79%, 13.73% and 14.99%, respectively.  Additionally, the regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 9.27%, 15.12% and 16.38%, respectively, as of December 31, 2011.  The improvement in the capital ratios is a result of the company’s continued earnings and its success in executing its previously announced strategy of controlling the overall size of its balance sheet.

Additionally, as previously announced, the company, on December 16, 2011, executed the issuance of $2.5 million in subordinated notes to certain accredited investors, including directors and executive officers of the company.  The proceeds of this offering will be retained by the company and are intended to be used to pay dividends on the company’s common and preferred stock and for general corporate and banking purposes.

Also, as previously announced, the company’s Memorandum of Understanding (MOU) with the Federal Reserve Bank of Richmond, dated June 15, 2010, has been terminated and replaced with a new MOU, which eliminates the requirement that the company receive prior approval from the Federal Reserve before declaring or paying any dividends.

Mr. Crapps commented, “The combination of the company’s additional liquidity, created by the subordinated note offering; along with the revised MOU removing the requirement for prior approval from the Federal Reserve before we could declare or pay any dividends, serves to provide increased clarity to the sustainability of our dividend payments.”

Further, the company’s ratio of tangible common equity to tangible assets showed growth increasing to 6.07% as of December 31, 2011; as compared to 5.00% as of December 31, 2010.  Tangible book value also increased to $10.89 per share as of December 31, 2011; as compared to $9.14 as of December 31, 2010.

Asset Quality

Loan Portfolio

Non-performing assets at 2.15% continue to outperform the peer, which the company believes to be in excess of 4.00%.  This ratio did increase on a linked quarter basis from its September 30, 2011 level of 1.92%.  This increase is attributable to a single loan in the amount of $2.0 million being placed in non-accrual.  This loan had previously been identified as a classified asset and a trouble debt restructure (TDR).  It should also be noted that the balance of this loan was written down during the fourth quarter to reflect the current market value of the collateral.  This increase in non-performing assets was partially mitigated by a decrease of $917 thousand in Other Real Estate Owned (OREO), through the sales of various properties.

Trouble debt restructurings, that are still accruing interest, decreased during the quarter to $4.0 million from $6.1 million primarily due to the above mentioned event.  Loans past due 30-89 days increased to $3.3 million (1.02% of loans) from $3.1 million (0.95% of loans) on a linked quarter basis.

Net charge-offs for the quarter were $319 thousand (0.40% annualized ratio), which is a decrease as compared to the third quarter of 2011 total of $388 thousand (0.44% annualized ratio).  For the year of 2011, net loan charge offs were $1.6 million (0.50% annualized ratio) which is a decrease from the prior year amount of $1.8 million (0.54% annualized ratio).  The company believes that its charge-off ratios for these periods compares very favorably to its peer group.

It is also noteworthy that classified loans ended the quarter at $17.8 million.  This compares to the December 31, 2010 amount of $21.9 million.  The ratio of classified loans plus OREO continues to decrease and is at 42.43% of total bank regulatory risk-based capital as of December 31, 2011.

Balance Sheet

The company continued to move forward with its previously announced strategy of controlling the overall size of its balance sheet while improving the mix of both assets and liabilities.  As seen below, the company reported great success in growing pure deposits (deposits other than certificates of deposit), while reducing the balances of certificates of deposit and Federal Home Loan Bank advances; thereby achieving an even lower cost of funding.

(Numbers in millions)

	12/31/09	12/31/10	12/31/11	$ Variance	% Variance

Total Pure Deposits	$233.2	$259.8	$286.8	$27.0	10.4%

CDs <$100K	$122.4	$122.3	$107.4	$(14.9)	(12.2)%
CDs>$100K	79.2	73.2	70.4	(2.8)	(3.8)%
Brokered CDs	14.9	0.0	0.0	0.0	0.0%
Total CDs	$216.5	$195.5	$177.5	$(17.7)	(9.1)%

Total Deposits	$449.7	$455.3	$464.6	$9.3	2.0%

Customer Cash Management	20.7	12.7	13.6	0.9	7.1%
FHLB Advances	73.3	68.1	43.9	(24.2)	(35.5)%

Total Funding	$543.9	$536.2	$522.1	(14.1)	(2.6)%

Mr. Crapps commented, “Our success in serving our target market of local businesses and professionals is evidenced by the tremendous momentum we have built in the growth of pure deposits.  This success has enabled us to continue to reduce our cost of funds and control our balance sheet size by reducing certificates of deposit and Federal Home Loan Bank advances.  Certificates of deposit now represent only 38.3% of the total deposits.  As a result of this success, the cost of funds, including non-interest bearing demand deposits, has declined to 1.17% from 1.55% in the fourth quarter of 2010 and 1.27% in the third quarter of 2011.”  Mr. Crapps continued, “While we are pleased with the success on the liability side of the balance sheet, we remain disappointed in the weak demand in the market for loans.  For the fourth quarter, our loan portfolio was unchanged and for the year of 2011, we experienced a decline of $5.7 million or 1.7%.  Our bankers continue to work hard to identify, underwrite, and appropriately price sound loan opportunities.”

Net Interest Income/Net Interest Margin

Net interest income of $4.6 million for the third quarter of 2011 was relatively unchanged from the prior quarter.  The net interest margin did decline to 3.32% in the fourth quarter from the third quarter level of 3.37%.  This is primarily due to a decline in loan and investment portfolio yields of slightly more than the reduction in the cost of funds.

Non-Interest Income

The company experienced a record quarter in non-interest income increasing to $1.9 million from $1.7 million (an 11.8% increase) in the prior quarter and $1.2 million (a 61.9% increase) in the fourth quarter of 2010.  This success was driven largely by the residential mortgage banking and the financial planning / investment advisory lines of business.

As previously disclosed, the bank expanded its residential mortgage banking business on July 29, 2011 with the addition of Palmetto South Mortgage, a division of First Community Bank.  Combined with the legacy mortgage unit, mortgage revenues totaled $821 thousand for the fourth quarter of 2011, as compared to $698 thousand in the third quarter of 2011 and $343 thousand in the fourth quarter of 2010.  For the year of 2011, this line of business produced $1.97 million in revenue as compared to $1.03 million in 2010.  Total mortgage loans originated for sale in 2011 were approximately $81 million.

The financial planning / investment advisory unit also enjoyed another record quarter with revenues of $236 thousand, as compared to $218 thousand (an 8.3% increase) in the third quarter of 2011 and $85 thousand (a 177.7% increase) in the fourth quarter of 2010.  During 2011, assets under management increased to $89.1 million from $73.4 million as of December 31, 2010 which is an increase of 21.4%.

Mr. Crapps commented, “We have been focused on serving our customers from our three primary lines of business, which are commercial and retail banking; residential mortgage banking; and financial planning / investment advisory services.  We have really worked hard to increase the non-interest income revenue contribution from these units and are pleased with our continued success.”

Non-Interest Expense

Non-interest expense increased slightly in the fourth quarter of 2011 to $4.64 million from $4.56 million in the prior period of 2011.  This increase is driven by a combination of factors including higher variable compensation costs related to the success of the mortgage units, increased OREO expenses due to property taxes, offset by decrease amortization of intangibles expense.

First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial

Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA;

(Dollars in thousand, except per share data)

	At December 31,
	2011	2010

Total Assets	$593,887	$599,023
Other short-term investments (1)	$5,893	$18,738
Investment Securities	206,669	196,150
Loans held for sale	3,725	—
Loans	324,311	329,954
Allowance for Loan Losses	4,699	4,911
Total Deposits	464,585	455,344
Securities Sold Under Agreements to Repurchase	13,616	12,686
Federal Home Loan Bank Advances	43,862	68,094
Junior Subordinated Debt	17,913	15,464
Shareholders’ Equity	47,896	41,797

Book Value Per Common Share	$11.11	$9.41
Tangible Book Value Per Common Share	$10.89	$9.14
Equity to Assets	8.06%	6.98%
Tangible common equity to tangible assets	6.07%	5.00%
Loan to Deposit Ratio	70.61%	72.46%
Allowance for Loan Losses/Loans	1.45%	1.49%

Regulatory Ratios:
Leverage Ratio	9.40%	8.79%
Tier 1 Capital Ratio	15.33%	13.73%
Total Capital Ratio	17.25%	14.99%
Tier 1 Regulatory Capital	$56,207	$53,252
Total regulatory Capital	$60,801	$58,105

(1) Includes federal funds sold, securities purchased under agreements to resell and interest-bearing deposits

Average Balances:

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010

Average Total Assets	$603,290	$610,400	$603,915	$608,950
Average Loans	328,615	331,214	329,534	337,143
Average Earning Assets	551,477	557,389	550,456	555,989
Average Deposits	469,968	460,826	466,829	458,484
Average Other Borrowings	80,078	99,764	87,460	102,282
Average Shareholders’ Equity	47,167	44,035	44,340	42,915

Asset Quality:

	December	September	June 30,	March 31	December
	31, 2011	30, 2011	2011	2011	31, 2010
Loan Risk Rating by Category (End of Period)
Special Mention	$8,508	$11,278	$10,778	$9,510	$8,608
Substandard	17,813	17,919	17,342	19,769	21,920
Doubtful	—	—	—	—	—
Pass (includes held for sale)	301,715	300,231	298,176	304,887	299,426
	$328,036	$329,428	$326,296	$334,166	$329,954

Nonperforming Assets:
Non-accrual loans	$5,403	$3,408	$3,314	$5,018	$5,890
Other real estate owned	7,351	8,268	8,972	7,903	6,906
Accruing loans past due 90 days or more	25	—	—	194	373
Total nonperforming assets	$12,779	$11,676	$12,286	$13,115	$13,169

	Three months ended		Year ended
	December 31,		December 31,
	2011	2010	2011	2010
Loans charged-off:	$317	$452	$1,659	$1,897
Overdrafts charged-off	11	15	37	51
Loan recoveries	(8)	(18)	(51)	(105)
Overdraft recoveries	(1)	(6)	(13)	(22)
Net Charge-offs	$319	$443	$1,632	$1,821

Net charge-offs to average loans	0.10%	0.13%	0.50%	0.54%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Three months ended		Year ended
	December 30,		September 30,		June 30,		March 31,		December 31,
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010

Interest Income	$6,238	$6,669	$6,382	$6,818	$6,466	$6,869	$6,440	$7,155	$25,526	$27,511
Interest Expense	1,622	2,187	1,754	2,335	1,847	2,404	1,986	2,448	7,209	9,374
Net Interest Income	4,616	4,482	4,628	4,483	4,619	4,465	4,454	4,707	18,317	18,137
Provision for Loan Losses	310	513	360	235	390	580	360	550	1,420	1,878
Net Interest Income After Provision	4,306	3,969	4,268	4,248	4,229	3,885	4,094	4,157	16,897	16,259
Non-interest Income:
Deposit service charges	434	454	440	459	478	478	458	485	1,810	1,875
Mortgage origination fees	821	343	698	342	263	225	191	124	1,973	1,034
Investment advisory fees and non-deposit commissions	236	85	218	82	138	160	175	174	767	501
Gain on sale of securities	301	503	133	218	7	104	134	2	575	827
Gain (loss) on sale other assets	(46)	(11)	(18)	(10)	(44)	31	(47)	3	(155)	35
Fair value gain (loss) adjustment	19	63	(60)	(201)	(129)	(247)	4	(196)	(297)	(581)
Other-than-temporary-impairment write-down on securities	(243)	(761)	(50)	(440)	—	(216)	(4)	(143)	(166)	(1,560)
Loss on early extinguishment of debt	(114)	—	(74)	—	—	—	—	—	(188)	—
Other	486	494	401	472	505	393	516	373	1,966	1,713
Total non-interest income	1,894	1,170	1,688	922	1,218	928	1,427	822	6,285	3,844
Non-interest Expense:
Salaries and employee benefits	2,518	2,332	2,493	2,305	2,196	2,178	2,313	2,127	9,520	8,942
Occupancy	336	311	336	312	308	292	309	314	1,289	1,229
Equipment	289	289	287	290	290	295	281	288	1,147	1,162
Marketing and public relations	91	101	64	105	126	105	171	91	452	402
FDIC assessment	208	268	176	323	250	209	255	204	889	1,003
Other real estate expense	202	287	134	243	158	103	346	190	840	823
Amortization of intangibles	51	155	156	155	155	155	155	155	517	621
Other	940	905	912	911	944	867	893	817	3,747	3,502
Total non-interest expense	4,635	4,648	4,558	4,644	4,427	4,204	4,723	4,186	18,401	17,684
Income before taxes	1,565	491	1,398	526	1,020	609	798	793	4,781	2,419
Income tax expense	494	94	441	132	294	134	228	204	1,457	565
Net Income	1,071	397	957	394	726	475	$570	$589	$3,324	$1,854
Preferred stock dividends, including discount accretion	168	167	167	166	168	166	167	166	670	664
Net income (loss) available to common shareholders	$903	$230	$790	$228	$558	$309	$403	$423	$2,654	$1,190

Per share data:
Net income, basic	$0.27	$0.07	$0.24	$0.07	$0.17	$0.10	$0.12	$0.13	$0.81	$0.36
Net income, diluted	$0.27	$0.07	$0.24	$0.07	$0.17	$0.10	$0.12	$0.13	$0.81	$0.36

Average number of shares outstanding - basic	3,305,569	3,268,019	3,303,519	3,263,983	3,275,515	3,243,548	3,271,758	3,238,046	3,286,772	3,261,568
Average number of shares outstanding - diluted	3,305,569	3,268,019	3,303,519	3,263,983	3,275,515	3,243,548	3,271,758	3,238,046	3,286,772	3,261,568

Return on average assets	0.59%	0.16%	0.52%	0.15%	0.39%	0.20%	0.27%	0.39%	0.44%	0.20%
Return on average common equity	9.94%	2.76%	9.35%	2.80%	7.31%	3.96%	5.31%	7.71%	7.98%	3.73%
Return on average common tangible equity	10.15%	2.84%	9.56%	2.90%	7.46%	4.13%	5.45%	8.08%	8.16%	3.87%
Net Interest Margin (non taxable equivalent)	3.32%	3.19%	3.36%	3.20%	3.37%	3.23%	3.30%	3.44%	3.33%	3.26%
Net Interest Margin (taxable equivalent)	3.32%	3.20%	3.37%	3.21%	3.37%	3.25%	3.30%	3.46%	3.33%	3.28%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Three Months ended December 31, 2011			Three Months ended December 31, 2010
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$328,615	$4,734	5.72%	$331,214	$4,881	5.85%
Securities:	210,801	1,488	2.80%	204,755	1,766	3.42%

Other funds	12,061	16	0.53%	21,420	22	0.41%
Total earning assets	551,477	6,238	4.49%	557,389	6,669	4.75%
Cash and due from banks	8,472			7,550
Premises and equipment	17,583			18,101
Intangible assets	766			956
Other assets	29,761			31,227
Allowance for loan losses	(4,769)			(4,823)
Total assets	$603,290			$610,400

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	89,307	53	0.24%	75,833	79	0.41%
Money market accounts	48,962	44	0.36%	44,912	55	0.49%
Savings deposits	33,733	10	0.12%	30,749	15	0.19%
Time deposits	213,719	909	1.69%	233,315	1,272	2.16%
Other borrowings	80,078	606	3.00%	99,764	766	3.05%
Total interest-bearing liabilities	465,799	1,622	1.38%	484,573	2,187	1.79%
Demand deposits	84,247			76,017
Other liabilities	6,077			5,775
Shareholders’ equity	47,167			44,035
Total liabilities and shareholders’ equity	$603,290			$610,400

Cost of funds including demand deposits			1.17%			1.55%
Net interest spread			3.11%			2.96%
Net interest income/margin		$4,616	3.32%		$4,482	3.19%

Tax equivalent		$4,620	3.32%		$4,502	3.20%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates

on Average Interest-Bearing Liabilities

	Year ended December 31, 2011			Year ended December 31, 2010
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$329,534	$19,110	5.80%	$337,143	$19,851	5.89%
Securities:	205,744	6,341	3.08%	194,426	7,566	3.89%

Other funds	15,178	74	0.49%	24,420	94	0.38%
Total earning assets	550,456	25,525	4.64%	555,989	27,511	4.95%
Cash and due from banks	7,992			7,556
Premises and equipment	17,759			18,343
Intangible assts	740			1,189
Other assets	31,791			30,755
Allowance for loan losses	(4,823)			(4,882)
Total assets	$603,915			$608,950

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	83,625	270	0.32%	70,138	359	0.51%
Money market accounts	48,802	209	0.43%	44,293	307	0.69%
Savings deposits	32,093	48	0.15%	29,271	76	0.26%
Time deposits	219,737	4,046	1.84%	238,297	5,539	2.32%
Other borrowings	87,460	2,635	3.01%	102,282	3,093	3.02%
Total interest-bearing liabilities	471,717	7,208	1.53%	484,281	9,374	1.94%
Demand deposits	82,572			76,485
Other liabilities	5,286			5,269
Shareholders’ equity	44,340			42,915
Total liabilities and shareholders’ equity	$603,915			$608,950

Net interest spread			3.11%			3.01%
Net interest income/margin		$18,317	3.33%		$18,137	3.26%

Tax Equivalent		$18,339	3.33%		$18,216	3.28%